Exhibit 5.2

CONSENT OF CASSELS BROCK & BLACKWELL LLP

We consent to the reference to our firm name under the heading “Interests of Experts” in the short form base shelf prospectus forming a part of the Amendment No. 1 to the Registration Statement (No. 333-237619) on Form F-10, and any amendments or supplements thereto, filed by Sandstorm Gold Ltd. with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). By giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under the Act, or the rules and regulations promulgated thereunder.

/s/ Cassels Brock & Blackwell LLP

Vancouver, Canada

Date: April 20, 2020